FUND ACCOUNTING SERVICING AGREEMENT



This Agreement between Kinetics Mutual Funds, Inc., a Maryland corporation, (the "Fund"), and Kinetics Portfolios Trust, a Delaware business trust, (the "Portfolio") and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company, ("USBFS") is amended and restated this _______day of ______, 2002.

     WHEREAS, the Fund and the Portfolio, are investment companies registered under the Investment Company Act of 1940; and

     WHEREAS, FMFS is in the business of providing, among other things, mutual fund accounting services to investment companies;

     NOW, THEREFORE, the parties do mutually promise and agree as follows:

     1. Appointment of Fund Accountant. The Fund and the Portfolio hereby appoints USBFS as Fund Accountant on the terms and conditions set forth in this Agreement and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement in consideration provided for herein.

     2. Services. USBFS agrees to provide the following mutual fund accounting services to the Fund and the Portfolio:

          A.   Portfolio Accounting Services:

               (1) Maintain portfolio records on a trade date +1 basis using security trade information communicated from the investment manager on a timely basis.

               (2) For each valuation date, obtain prices from a pricing source approved by the Board and apply those prices to the portfolio positions. For those securities where market quotations are not readily available, the Board shall approve, in good faith, the method for determining the fair value for such securities.

               (3) Identify interest and dividend accrual balances as of each valuation date and calculate gross earnings on investments for the accounting period.

               (4) Determine gain/loss on security sales and identify them as to short-short, short- or long-term status; account for periodic distributions of gains or losses to shareholders and maintain undistributed gain or loss balances as of each valuation date.

          B.   Expense Accrual and Payment Services:

               (1) For each valuation date, calculate the expense accrual amounts as directed by the Fund and the Portfolio as to methodology, rate or dollar amount.

               (2) Record payments for Fund and the Portfolio expenses upon receipt of written authorization from the Fund and the Portfolio.

               (3) Account for fund expenditures and maintain expense accrual balances at the level of accounting detail, as agreed upon by USBFS and the Fund and the Portfolio.

               (4)  Provide expense accrual and payment reporting.

          C.   Fund Valuation and Financial Reporting Services:

               (1) Account for fund share purchases, sales, exchanges, transfers, dividend reinvestments, and other fund share activity as reported by the transfer agent on a timely basis.

               (2) Apply equalization accounting as directed by the Fund and the Portfolio.

               (3) Determine net investment income (earnings) for the Fund and the Portfolio as of each valuation date. Account for periodic distributions of earnings to shareholders and maintain undistributed net investment income balances as of each valuation date.

               (4) Maintain a general ledger for the Fund and the Portfolio in the form as agreed upon.

               (5) For each day the Fund and the Portfolio is open as defined in the prospectus, determine the net asset value of the according to the accounting policies and procedures set forth in the prospectus.

               (6) Calculate per share net asset value, per share net earnings, and other per share amounts reflective of fund operation at such time as required by the nature and characteristics of the Fund and the Portfolio.

               (7) Communicate, at an agreed upon time, the per share price for each valuation date to parties as agreed upon from time to time.

               (8) Prepare monthly reports which document the adequacy of accounting detail to support month-end ledger balances.

          D.   Tax Accounting Services:

               (1) Maintain accounting records for the investment portfolio of the Fund and the Portfolio to support the tax reporting required for the IRS.

               (2)  Maintain tax lot detail for the investment portfolio.

               (3) Calculate taxable gain/loss on security sales using the tax lot relief method designated by the Fund and the Portfolio.

               (4) Provide the necessary financial information to support the taxable components of income and capital gains distributions to the transfer agent to support tax reporting to the shareholders.

          E.   Compliance Control Services:

               (1) Support reporting to regulatory bodies and support financial statement preparation by making the fund accounting records available to the Fund, the Portfolio, the Securities and Exchange Commission, and the outside auditors.

               (2) Maintain accounting records according to the Investment Company Act of 1940 and regulations provided thereunder.

          F. USBFS will perform the following accounting functions on a daily basis:

               (1) Reconcile cash and investment balances of each portfolio with the Custodian, and provide the Advisor with the beginning cash balance available for investment purposes;

               (2) Update the cash availability throughout the day as required by the Advisor;

               (3) Transmit or mail a copy of the portfolio valuation to the Advisor;

               (4) Review the impact of current day's activity on a per share basis, review changes in market value of securities, and review yields for reasonableness.

          G.   In addition, USBFS will:

               (1)  Prepare monthly security transactions listings;

               (2) Supply various Fund and Portfolio, portfolio and class statistical data as requested on an ongoing basis.

     3. Pricing of Securities. For each valuation date, obtain prices from a pricing source selected by USBFS but approved by the Fund's and the Portfolio's Board and apply those prices to the Portfolio's positions. For those securities where market quotations are not readily available, the Fund's and the Portfolio's Board shall approve, in good faith, the method for determining the fair value for such securities.

     If the Fund and the Portfolio desires to provide a price which varies from the pricing source, the Fund and the Portfolio shall promptly notify and supply USBFS with the valuation of any such security on each valuation date. All pricing changes made by the Fund and the Portfolio will be in writing and must specifically identify the securities to be changed by CUSIP, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.

     4. Changes in Accounting Procedures. Any resolution passed by the Board that affects accounting practices and procedures under this agreement shall be effective upon written receipt and acceptance by the USBFS.

     5. Changes in Equipment, Systems, Service, Etc. USBFS reserves the right to make changes from time to time, as it deems advisable, relating to its services, systems, programs, rules, operating schedules and equipment, so long as such changes do not adversely affect the service provided to the Fund and the Portfolio under this Agreement.

     6. Compensation. USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the Fee Schedule attached hereto as Exhibit A and B and as mutually agreed upon and amended from time to time.

     7. Performance of Service.

          A. USBFS shall exercise reasonable care in the performance of its duties under this Agreement. USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund and the Portfolio in connection with matters to which this Agreement relates, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS's control, except a loss resulting from USBFS's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence, or willful misconduct on its part in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, the Fund and the Portfolio shall indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys'
     fees) which USBFS may sustain or incur or which may be asserted against USBFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Fund and the Portfolio, such duly authorized officer to be included in a list of authorized officers furnished to USBFS and as amended from time to time in writing by resolution of the Board of Directors of the Fund and the Board of Trustees of the Portfolio.

          In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond USBFS's control. USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS. USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Fund and the Portfolio shall be entitled to inspect USBFS's premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS.

          Regardless of the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.

          B. In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the Fund and the Portfolio may be asked to indemnify or hold USBFS harmless, the Fund and the Portfolio shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that USBFS will use all reasonable care to notify the Fund and the Portfolio promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Fund and the Portfolio. The Fund and the Portfolio shall have the option to defend USBFS against any claim which may be the subject of this indemnification. In the event that the Fund and the Portfolio so elects, it will so notify USBFS and thereupon the Fund and the Portfolio shall take over complete defense of the claim, and USBFS shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. USBFS shall in no case confess any claim or make any compromise in any case in which the Fund and the Portfolio will be asked to indemnify USBFS except with the Fund and the Portfolio's prior written consent.

          C. USBFS shall indemnify and hold the Fund and the Portfolio harmless from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys' fees) which may be asserted against the Fund and the Portfolio by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS's refusal or failure to comply with the terms of this Agreement, its bad faith, negligence, or willful misconduct.

     8. Records. USBFS shall keep records relating to the services to be performed hereunder, in the form and manner, and for such period as it may deem advisable and is agreeable to the Fund and the Portfolio but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of The Investment Company Act of 1940 as amended (the "Investment Company Act"), and the rules thereunder. USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Fund and the Portfolio and will be preserved, maintained, and made available with such section and rules of the Investment Company Act and will be promptly surrendered to the Fund and the Portfolio on and in accordance with its request.

     9. Confidentiality. USBFS shall handle in confidence all information relating to the Fund and the Portfolio's business, which is received by USBFS during the course of rendering any service hereunder.

     10. Data Necessary to Perform Services. The Fund, the Portfolio or its agent, which may be USBFS, shall furnish to USBFS the data necessary to perform the services described herein at times and in such form as mutually agreed upon.

     11. Notification of Error. The Fund and the Portfolio will notify USBFS of any balancing or control error caused by USBFS within three business days after receipt of any reports rendered by USBFS to the Fund and the Portfolio, or within three business days after discovery of any error or omission not covered in the balancing or control procedure, or within three business days of receiving notice from any shareholder.

     12. Additional Series. In the event that the Fund and the Portfolio establishes one or more series of shares with respect to which it desires to have USBFS render accounting services, under the terms hereof, it shall so notify USBFS in writing, and if USBFS agrees in writing to provide such services, such series will be subject to the terms and conditions of this Agreement.

     13. Term of Agreement. This Agreement shall become effective as of the day and year first written above and shall continue in full force and effect automatically for successive annual periods, which automatic renewal shall be ratified by the Board of Trustees and the Board of Directors by May 1st of each calendar year, unless otherwise terminated as provided herein. This Agreement may be terminated by either party at any time upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. This Agreement may be replaced or modified by a subsequent agreement between the parties.

     14. Duties in the Event of Termination. In the event that in connection with termination a Successor to any of USBFS's duties or responsibilities hereunder is designated by Fund and the Portfolio, by written notice to USBFS, USBFS will promptly, upon such termination and at the expense of Fund and the Portfolio, transfer to such Successor all relevant books, records, correspondence and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to Fund and the Portfolio, (if such form differs from the form in which USBFS has maintained the same, Fund and the Portfolio, shall pay any expenses associated with transferring the same to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS's personnel in the establishment of books, records and other data by such successor.

     15. Notices. Notices of any kind to be given by either party to the other party shall be in writing and shall be duly given if mailed or delivered as follows: Notice to USBFS shall be sent to: 16.

                      U.S. Bancorp Fund Services, LLC
                      615 East Michigan Street
                      Milwaukee, WI  53202

and notice to Fund and the Portfolio shall be sent to:

                      Kinetics Mutual Funds, Inc. / Kinetics Portfolios Trust 1311 Mamaroneck Avenue, Suite 130
                      White Plains, NY  10605

     16. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Wisconsin. However nothing herein shall be construed in a manner inconsistent with the Investment Company Act of 1940 or any rule or regulation promulgated by the SEC thereunder.

     17. Merger of Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer or one or more counterparts as of the day and year first written above.



Kinetics Mutual Funds, Inc. /              U.S. Bancorp Fund Services, LLC
Kinetics Portfolios Trust

By: ________________________________       By:________________________________



Print Name: _________________________      Print Name: _______________________


Title: ____________________________        Title: ____________________________



                            Fund Accounting Services
                               Annual Fee Schedule
                                Master Portfolios

                                                                       Exhibit A

                  Separate Series of Kinetics Portfolios Trust

Name of Series
The Internet Portfolio
The Medical Portfolio
The Internet Emerging Growth Portfolio
The New Paradigm Portfolio
The Small Cap Opportunities Portfolio
The Kinetics Government Money Market Portfolio
The Energy Portfolio

Domestic Equity Portfolios
-------------------------
The Internet Portfolio, The Medical Portfolio, The Internet Emerging Growth Portfolio, The New Paradigm Portfolio, The Small Cap Opportunities Portfolio and The Energy Portfolio shall each incur the following fee schedule: